Exhibit 99.1
News Releases
Stephens to Retire from Cooper Tire & Rubber Company
Findlay, Ohio, June 1, 2006 — Cooper Tire & Rubber Company (NYSE:CTB) today announced that Dick Stephens, president, North American Tire Division, will retire from the Company. Stephens’ impressive career at Cooper spans 28 years.
“Dick has made a great and significant contribution to the growth and success of the company as well as advancement of our technology around the world. His guidance, expertise and determination will be missed and we wish him well,” said Tom Dattilo, Cooper’s chairman, president and CEO.
After several years’ experience at another tire manufacturer, Stephens’ first position with Cooper was as a compound development chemist. He served in various technical positions with increasing responsibility until he became president, International Tire, in 2001. Most recently he led the North American Tire Division, Cooper’s largest division.
Stephens graduated from the University of Akron with a bachelor’s degree in chemical engineering and earned a master’s in business administration from Bowling Green State University. He is also a graduate of the Harvard Business School Advanced Management Program. He is a member of Cooper’s Executive Committee, President’s Council and various other industry affiliations.
Stephens will continue in his position until July 1, 2006.
About Cooper Tire & Rubber Company
Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car, light truck, medium truck tires and subsidiaries that specialize in motorcycle and racing tires, as well as tread rubber and related equipment for the retread industry. With headquarters in Findlay, Ohio, Cooper Tire has 59 manufacturing, sales, distribution, technical and design facilities within its family of companies located around the world. For more information, visit Cooper Tire’s web site at: www.coopertireandrubber.com
Company Contact: Patricia J. Brown, 419-424-4370